Press Release	FOR IMMEDIATE RELEASE
Contact: John G. Robinson
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Third Quarter 2008 Results

MONESSEN, PA— November 12, 2008- FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $66,000 for the three months ended September 30, 2008 compared to a net loss of $347,000 for the three months ended September 30, 2007. Basic and diluted earnings (loss) per share were $0.01 for the three months ended September 30, 2008 compared to $(0.05) for the three months ended September 30, 2007.

Year-to-date, the Company reported net income of $399,000 compared to a net loss of $1.4 million for the same period in the prior year. Basic and diluted earnings (loss) per share were $0.07 for the nine months ended September 30, 2008 compared to $(0.21) for the same period in the prior year. Results for 2007 include the effects of the previously disclosed restructuring of the securities portfolio which resulted in the recognition of a $1.4 million loss.

Mr. Robinson, President and Chief Executive Officer of the Company, stated, “Despite the unprecedented turmoil in the financial industry, we have seen solid growth in loans and deposits, which we believe will lay the foundation for stable and sustained growth.”

Third Quarter Results

Net interest income for the three months ended September 30, 2008 increased $531,000 to $2.2 million compared to the three months ended September 30, 2007. Interest rate spread and net interest margin were 2.23% and 2.66%, respectively, for the three months ended September 30, 2008 compared to 1.90% and 2.50%, respectively, for the three months ended September 30, 2007. The improvement in interest rate spread and net interest margin is primarily attributed to the growth in the loan and securities portfolio coupled with lower costs on deposits and borrowings.

The provision for loan losses was $260,000 for the three months ended September 30, 2008 compared to $395,000 for the three months ended September 30, 2007. The decrease in the provision is primarily related to a decline in charge-offs in the current period. Net charge-offs were $130,000 for the three months ended September 30, 2008 compared to $318,000 for the three months ended September 30, 2007. Also contributing to the provision was growth in the loan portfolio, predominantly in one-to-four family, commercial, and home equity loans.

Year-to-Date Results

Net interest income for the nine months ended September 30, 2008 increased $1.2 million to $6.1 million compared to $4.8 million for the nine months ended September 30, 2007. Interest rate spread and net interest margin were 2.11% and 2.57%, respectively, for the nine months ended September 30, 2008 compared to 1.86% and 2.43%, respectively, for the nine months ended September 30, 2007. The improvement in interest rate spread and net interest margin is primarily attributed to growth in loans and securities. The securities restructuring in April 2007 and the Company’s decision in March 2008 to sell several securities that were likely to be called and purchase mortgage-backed securities improved the overall yield on securities. Despite growth in deposits and borrowings, the Company’s maturing short-term certificates of deposits and borrowings repriced at lower interest rates, which helped to improve the net interest spread and net interest margin.

The provision for loan losses was $539,000 for the nine months ended September 30, 2008 compared to $470,000 for the nine months ended September 30, 2007. Contributing to the provision was growth in the loan portfolio, predominantly in one-to-four family, commercial, and home equity loans. Charge-offs in the current period also contributed to the increase in the provision. Net charge-offs were $350,000 for the nine months ended September 30, 2008 compared to $318,000 for the nine months ended September 30, 2007.

Noninterest income increased $1.8 million to $2.2 million for the nine months ended September 30, 2008 compared to $441,000 for the nine months ended September 30, 2007. The increase was primarily attributable to a $1.4 million loss recorded as a result of the securities restructuring which was completed in the prior period. In addition, insurance commissions increased $158,000 compared to the prior period and the Company recognized a gain of $156,000 on the sales of securities in the current period.

Noninterest expense increased $225,000, or 3.3%, for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. The increase is primarily related to increased occupancy costs for the nine months ended September 30, 2008 in connection with the opening of the Washington office in June 2007. In addition, the Company incurred $114,000 in real estate owned expenses in the current period.

Total assets at September 30, 2008 were $350.1 million, an increase of $44.8 million, or 14.7%, from total assets of $305.3 million at December 31, 2007. The increase in total assets was primarily from loan growth in one-to-four family real estate, commercial real estate and home equity loans, which was funded by borrowings and deposits.

Total equity at September 30, 2008 decreased $3.3 million from December 31, 2007, to $40.5 million. The decrease in stockholders’ equity was primarily due to the $2.4 million change in the unrealized loss position of the securities portfolio, net of tax. In addition, year-to-date, the Company has repurchased 154,925 shares of its common stock at a weighted-average price of $7.70 per share primarily as part of the previously announced repurchase programs.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	September 30,	December 31,
	2008	2007
Selected Financial Condition Data:
Total assets	$350,111	$305,273
Cash and cash equivalents	7,649	5,552
Securities available-for-sale	91,906	89,073
Loans receivable, net	225,455	187,954
Deposits	173,085	155,558
Borrowings	131,508	101,074
Equity	$40,466	$43,773

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Selected Operations Data:
Total interest income	$4,602	$3,825	$13,263	$11,171
Total interest expense	2,422	2,176	7,204	6,358
Net interest income	2,180	1,649	6,059	4,813
Provision for loan losses	260	395	539	470
Net interest income after provision for loan losses	1,920	1,254	5,520	4,343
Noninterest income	582	575	2,216	441
Noninterest expense	2,380	2,326	6,970	6,745
Minority interest in net income of consolidated subsidiary	5	15	61	53
Income (loss) before income tax expense (benefit)	117	(512)	705	(2,014)
Income tax expense (benefit)	51	(165)	306	(640)
Net income (loss)	$66	$(347)	$399	$(1,374)

Earnings (loss) per share - basic and diluted	$0.01	$(0.05)	$0.07	$(0.21)
Weighted average shares outstanding - basic	5,905,927	6,438,228	5,968,648	6,442,220
Weighted average shares outstanding - diluted	5,905,927	6,438,228	5,968,648	6,442,220

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Selected Financial Ratios(1):
Return on average assets	0.08%	(0.49)%	0.16%	(0.65)%
Return on average equity	0.65	(3.07)	1.26	(4.00)
Average interest-earning assets to average interest-bearing liabilities	114.73	118.00	114.99	117.89
Average equity to average assets	11.81	16.03	12.70	16.30
Interest rate spread	2.23	1.90	2.11	1.86
Net interest margin	2.66%	2.50%	2.57%	2.43%

	Period Ended
	September 30,	December 31,
	2008	2007
Allowance for loan losses to total loans	0.70%	0.76%
Allowance for loan losses to nonperforming loans	191.84	113.74
Nonperforming loans to total loans	0.37%	0.67%
Book value per share	$6.34	$6.72

(1) Three months and nine months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.